Exhibit 99.3

Information Relating to Part II, Item 14. — Other Expenses of Issuance and Distribution

The following table sets forth the expenses incurred by CoBiz Financial Inc. (the “Company”) in connection with the Company’s issuance and distribution of $60 million in principal amount of the Company’s 5.625% Fixed to Floating Rate  Subordinated Notes due 2030, pursuant to the Company’s registration statement previously filed with the Securities and Exchange Commission on Form S-3 (No. 333-190361), other than underwriting discounts and commissions.  All of the amounts shown are estimated.

Description	Amount Payable by the Company
Printing and engraving expenses	$35,000
Legal fees and expenses	$60,000
Accounting fees and expenses	$88,560
Trustee fees	$10,000
Rating agency fees	$60,000
Miscellaneous	$5,000
Total	$258,560